Exhibit 99.1

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Forward Looking Statements This presentation contains statements regarding our expectations, beliefs and views about our future financial performance and our business, trends and expectations regarding the markets in which we operate, and our future plans. Those statements constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, can be identified by the fact that they do not relate strictly to historical or current facts. Often, they include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. Forward-looking statements are based on current information available to us and our assumptions about future events over which we do not have control. Moreover, our business and our markets are subject to a number of risks and uncertainties which could cause our actual financial performance in the future, and the future performance of our markets (which can affect both our financial performance and the market prices of our shares), to differ, possibly materially, from our expectations as set forth in the forward-looking statements contained in this presentation. In addition to the risk of incurring loan losses, which is an inherent risk of the banking business, these risks and uncertainties include, but are not limited to, the following: the risk that the economic recovery in the United States, which is still relatively fragile, will be adversely affected by domestic or international economic conditions, which could cause us to incur additional loan losses and adversely affect our results of operations in the future; the risk that our results of operations in the future will continue to be adversely affected by our exit from the wholesale residential mortgage lending business and the risk that our commercial banking business will not generate the additional revenues needed to fully offset the decline in our mortgage banking revenues within the next two to three years; the risk that our interest margins and, therefore, our net interest income will be adversely affected by changes in prevailing interest rates; the risk that we will not succeed in further reducing our remaining nonperforming assets, in which event we would face the prospect of further loan charge-offs and write-downs of other real estate owned and would continue to incur expenses associated with the management and disposition of those assets; the risk that we will not be able to manage our interest rate risks effectively, in which event our operating results could be harmed; the prospect that government regulation of banking and other financial services organizations will increase, causing our costs of doing business to increase and restricting our ability to take advantage of business and growth opportunities. Additional information regarding these and other risks and uncertainties to which our business is subject are contained in our Annual Report on Form 10-K for the year ended December 31, 2013 which is on file with the SEC as well as subsequent Quarterly Reports on Form 10-Q that we file with the SEC. Due to these and other risks and uncertainties to which our business is subject, you are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about our future financial performance based solely on our historical financial performance. We disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law. 2

Corporate Overview Bank founded in 1999 Excess of $1 billion total assets 8 offices in Southern California Focused on serving small- and middle-market businesses 34% owned by Carpenter Community BancFund 3

Branch Locations 4

Investment Highlights Transition to business relationship banking model enhancing franchise value Robust commercial loan growth in 2014 33% increase in C&I loans 22% increase in owner-occupied CRE loans Outlook for improving profitability Strong capital position High insider ownership (>40%) Discounted valuation Trading at 1.26x TBV 5

Core Market Overview Unemployment rate in the mid 4% range Well below unemployment rate in the 7% range for all of California 5th largest market for VC investment in 2014 (LA/Orange County combined)* Large addressable market for small- and middle-market banking More than 67,000 businesses with fewer than 500 employees** * Source: National Venture Capital Association ** Source: California Employment Development Department Orange County A large and attractive market 6

PACIFIC MERCANTILE BANCORP

Strong Executive Team

Banker	Position	Past Financial Institutions	Years of Banking Experience
Steve Buster	President & CEO	• Mechanics Bank (CEO) • First Interstate Bank	40
Tom Vertin	President of Commercial Banking	• Silicon Valley Bank (CA Division Manager)	31
Bob Stevens	Chief Credit Officer	• Mission Community Bank (CCO) • Rabobank, N.A. (CCO)	35
Curt Christianssen	Chief Financial Officer	• Carpenter & Company • Bank of Manhattan, Eldorado Bank	30
Bob Sjogren	Chief Operating Officer	• Carpenter & Company • Nixon Peabody, FDIC Sr. Examiner	25
Noma Bruton	Chief Human Resources Officer	• Santa Barbara Bank & Trust • Bank of America	30
Chuck Dow	Chief Information Officer	• Pacific Mercantile Bank	30
Maxwell Sinclair	Chief Risk Officer	• Pacific Mercantile Bank • California Bank & Trust	25

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Strong Commercial Banking Team Banker Position Past Financial Institutions Years of Banking Experience Tom Vertin President of Commercial Banking Silicon Valley Bank (CA Division Manager) 31 Robert Anderson Head of Asset-Based Lending Silicon Valley Bank (Head of OC office) 18 Kittridge Chamberlain Manager of Southern Division Silicon Valley Bank (Sr. Credit Officer, Southern CA) 25 Cindy Verity Head of Cash Management Silicon Valley Bank (Head of Cash Management) 25 Tom Wagner Manager of Northern Division Silicon Valley Bank (Head of Corporate Finance) 25 8

Client Profile Pacific Mercantile Bank’s target clients include small- to mid-sized Southern California companies with annual revenues of $5 Million to $100 Million Wide array of financial services for: Manufacturers, distributors and wholesalers Film production and distribution companies Professional firms Global export-import companies Commercial real estate owner/users 9

Balance Sheet Overview: Loans, Deposits, Asset Quality, Capital

Loan Portfolio: Focused on Relationship Lending $838 million as of December 31, 2014 $693 million as of September 30, 2012 46% Relationship Loans 61% Relationship Loans 11

Continuing Growth in Relationship Loans 12 ($ in millions)

Deposit Composition: Focused on Core Deposits $916 million as of December 31, 2014 13

Improving Asset Quality 14

Strong Capital Position 15

GROWTH STRATEGIES: Improve Profits & Expand Business Relationships

STRATEGY: Improve Profits & Expand Business Banking Relationships We get there by the strategies encapsulated in the slogans: “One Wins” Means: An ROA = 1% A fair return to shareholders Core is King Margin is Magnificent Fees are Fantastic 17

STRATEGY: Improve Profits & Expand Business Banking Relationships 18 FRB Written Agreement Terminated effective November 20, 2014!

2015 Outlook Targeting greater than peer loan growth Primarily driven by C&I and owner-occupied CRE Maintenance of net interest margin Driving decline in cost of funds via Conversion >$120MM of CDs to lower-cost deposits Relatively stable expense levels Head count control Geographic infrastructure in place Meaningful ongoing recovery opportunities should keep provision requirements modest for 2015 Steady increase in profitability 19

Q&A